POWER OF ATTORNEY

The undersigned constitutes and appoints ... lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and ... for the undersigned ... Securities and Exchange Commission ... including any amendments and exhibits thereto ... necessary or appropriate ... access codes ... EDGAR ... (ii) manage the undersigned's accounts on EDGAR systems, including ...